Exhibit 99.1

News Release For Immediate Release

Catasys Announces Proprietary Interventions

for Treatment of Loneliness Epidemic

OnTrak™ Solution Addresses Health Impact of this Pervasive Condition

Los Angeles, CA – May 9, 2019 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today announced that it is expanding the use of its OnTrak solution to help identify and address loneliness.

An estimated one in three adults over age 45 suffer from chronic loneliness, according to a 2018 survey by the AARP Foundation. Poor social relationships have been associated with a 29% increase in risk of coronary heart disease and a 32% rise in the risk of stroke, along with increased use of accident and emergency services independent of chronic illness.

Catasys continues to utilize its proprietary analytics to identify emerging behavioral health care conditions that are impacting a wider populace while also greatly increasing health plan medical costs. The epidemic of social isolation and loneliness has risen to a level where the Company feels an expansion of its solution is both value-additive to its customers and necessary for its core goal of improving member health.

“Catasys recognizes loneliness as a key social determinant of health and is focused on identifying and addressing the fundamental drivers, which differ by individual,” stated Dr. Omar Manejwala, Catasys Chief Medical Officer. “Effective matching of interventions to member needs is critical to solving the chronic toxicity of loneliness.”

Catasys Treatment Program for Loneliness

Catasys is confronting this epidemic with a combination of artificial intelligence and human interaction. Addressing loneliness with validated solutions is a top priority of Catasys’ health plan partners and the industry as a whole.

Catasys is developing natural language processing and machine learning capabilities to identify loneliness among eligible members of its OnTrak solution, based on the actual interactions of members and their Care Coaches. Sentiment analysis, leveraging the latest technological breakthroughs, is being applied to enable the Company to best support its members suffering from loneliness. When a member suffering from loneliness enrolls in the OnTrak program, they receive a range of interventions “fingerprinted” for their unique needs.

Care Coaches, in-market Community Care Coordinators and specially trained psychosocial and medical providers are all part of the solution. OnTrak Care Coaches are experts at building trust-based relationships with members and coaching them on where and how to develop meaningful relationships.

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May 9, 2019

OnTrak Community Care Coordinators provide an in-person connection for members and introduce them to community resources that can lessen loneliness; they also help address housing, mobility and transportation issues which can contribute to loneliness. OnTrak psychosocial and medical providers address the behavioral health drivers of loneliness including depression, anxiety, poor sleep, grief and transitions.

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human interaction, to deliver improved member health and validated outcomes and savings to health plans. Our mission is to help improve the health and save the lives of as many people as possible.

Catasys' integrated, technology-enabled OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of several leading health plans in Alabama, California, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Mississippi, Missouri, Nebraska, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Learn more at www.catasys.com.

Contacts

For Investors:

Catasys, Inc.
Ariel Davis

Phone: 310-444-4346

Email:     ariel@catasys.com

For Media:

Catasys, Inc.

Cathy Finley

Phone: 310-444-4308

Email:     cfinley@catasys.com